EXHIBIT 99.1
FOR IMMEDIATE RELEASE
August 9, 2006

Investor Contact:	William W. Davis, Executive V.P. and Chief Financial Officer
Phone: (214) 953-9500

Media Contact:	Jill McMillan, Public Relations Specialist
Phone: (214) 721-9271
CROSSTEX ENERGY REPORTS SECOND-QUARTER 2006 RESULTS
DALLAS, August 9, 2006 — The Crosstex Energy companies, Crosstex Energy, L.P. (NasdaqNM: XTEX) (the Partnership) and Crosstex Energy, Inc. (NasdaqNM: XTXI) (the Corporation) today reported earnings for the second quarter of 2006.
Crosstex Energy, L.P. Financial Results
The Partnership reported a net loss of $2.3 million in the second quarter of 2006, compared with net income of $4.5 million in the second quarter of 2005. Results for the second quarter of 2006 include a $4.1 million non-cash mark-to-market valuation of derivative financial instruments during the quarter. In the second quarter of 2005, there was no significant gain or loss related to the valuation of derivative financial instruments.
The net loss per limited partner unit in the second quarter of 2006 was $0.23 per unit versus net income of $0.17 per unit in the corresponding quarter of 2005. The loss per limited partner unit was impacted by the preferential allocation of net income to the general partner of $3.9 million in the second quarter of 2006, which represented the general partner’s incentive distribution rights less certain stock-based compensation costs. This allocation increased the loss allocated to the limited partners to $6.1 million.
The Partnership’s Distributable Cash Flow in the second quarter of 2006 was $20.1 million, or 2.97 times the amount required to cover its Minimum Quarterly Distribution of $0.25 per unit and 1.02 times the amount required to cover its distribution of $0.54 per unit. Distributable Cash Flow was $13.4 million in the second quarter of 2005. Distributable Cash Flow is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of this non-GAAP measure to net income in the tables at the end of this news release.
“We have completed another successful quarter, achieving Distributable Cash Flow levels consistent with our previous guidance, despite facing some significant challenges. Natural-gas volumes moving into our South Louisiana processing assets are below our expectations, as the industry continues to struggle in its effort to recover from 2005’s hurricanes,” said Barry E. Davis, President and Chief Executive Officer. “In addition, we renegotiated our North Texas Pipeline contracts with our largest customer to increase commitment levels beginning in the fourth quarter of this year in exchange for lowering transport fees until then. This negatively impacted margins during the second quarter but assured us of higher future commitments.”
“Improved gas volumes and margins for several of our other pipelines and significantly increased volumes in our Louisiana Intrastate Gas processing plants offset these challenges,” added Mr. Davis. “These offsetting positive factors, along with strong processing margins, allowed us to again increase dividend and distribution payouts.”
“Volumes on the North Texas system will continue to ramp up during the third and fourth quarters of 2006 and into 2007, which we anticipate will lead to increases in Distributable Cash Flow in 2006 and beyond. In addition, the build out of the recently acquired Chief midstream assets, the expansion of our Parker County processing plants, the construction of our North Louisiana expansion, and a number of other smaller projects are progressing on schedule. These will be strong drivers of Distributable Cash Flow growth in 2007, consistent with our previous guidance.”
The Partnership’s gross margin increased 91 percent to $66.2 million in the second quarter of 2006 from $34.6 million in the corresponding 2005 period. Gross margin from the Midstream business segment rose $27.0 million, or 107 percent, to $52.3 million. The increase was due to improved processing economics and growth in processed volumes of 305 percent. This volume growth was the result of the November 2005 acquisition of South Louisiana processing assets from El Paso Corporation and significantly higher throughput in our Louisiana Intrastate Gas processing plants. Additionally, the Partnership completed construction of its North Texas Pipeline and began transporting gas from the Barnett Shale in April 2006.
Gross margin from the Treating business segment rose $4.6 million, or 49 percent, to $13.9 million in the second quarter of 2006. The increase was attributable to dramatic growth in the number of treating plants in service. There were 160 treating plants in service at the end of the second quarter of 2006 versus 100 at the end of the second quarter of 2005.
Crosstex Energy, Inc. Financial Results
The Corporation reported net income of $1.6 million for the second quarter of 2006, compared with net income of $1.7 million for the comparable period in 2005. The Corporation’s loss before income taxes and interest of non-controlling partners in the net loss of the Partnership was $0.9 million in the second quarter of 2006, compared with income of $4.4 million in the second quarter of 2005.
The Corporation’s share of distributions, including distributions on its 10 million participating limited partner units, its two percent general partner interest, and the incentive distribution rights, was $10.8 million in the second quarter of 2006. Its share of the distribution in the second quarter of 2005 was $7.1 million. The recently announced increase in the Partnership’s distribution of $0.01 per unit raised the Corporation’s share of distributions by $0.4 million from $10.4 million in the first quarter of 2006 to $10.8 million in the second quarter of 2006.
In conjunction with the acquisition of Chief midstream assets by the Partnership, the Corporation issued 2.55 million shares of common stock in a private placement in June 2006. Proceeds of $180 million from the private placement were used to purchase 6.41 million senior subordinated series C units from the Partnership to finance a portion of the acquisition. The acquired units are not currently entitled to distributions from the Partnership. The senior subordinated series C units will convert to common units on February 16, 2008, at which time they will participate in future distributions from the Partnership.

In addition to purchasing the senior subordinated series C units, the Corporation contributed $9.0 million to maintain its two percent general partnership interest in the Partnership. After making that contribution and receiving an additional $1.6 million in the sale of its claim in the Enron bankruptcy, its cash balance was approximately $8.5 million.
Earnings Call
The Partnership and the Corporation will hold their quarterly conference call to discuss second quarter results today, August 9, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time). The dial-in number for the call is 866-700-7173, and the passcode is “Crosstex.” A live Webcast of the call can be accessed on the investor relations page of Crosstex Energy’s Web site at www.crosstexenergy.com. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 44277069, or by going to the investor relations events page of Crosstex Energy’s Web site.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 12 processing plants, four fractionators, approximately 160 natural gas amine treating plants and 25 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6 percent of marketed U.S. daily production based on August 2005 Department of Energy data.
Crosstex Energy, Inc. owns the two percent general partner interest, a 42 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com.
Non-GAAP Financial Information
This press release contains a non-generally accepted accounting principle financial measure that we refer to as Distributable Cash Flow. Distributable Cash Flow includes earnings before non-cash charges, less maintenance capital expenditures and amortization of costs of certain derivatives plus, in the prior period, a cash deposit securing the contracted sale of idle equipment. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures and the amortization of put premiums. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. The puts were acquired to hedge the future price of certain natural gas liquids. The net cost of the puts is being amortized against Distributable Cash Flow over their life.
We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income is included among the following tables.
This press release contains forward-looking statements identified by the use of words such as “forecast,” “anticipate” and “estimate.” These statements are based on currently available information and assumptions and expectations that the Partnership and the Corporation believe are reasonable. However, the Partnership’s and the Corporation’s assumptions and expectations are subject to a wide range of business risks, so they can give no assurance that actual performance will fall within the forecast ranges.

Among the key risks that may bear directly on the Partnership’s and the Corporation’s results of operations and financial condition are: (1) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership’s processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (6) the Partnership may not adequately address construction and operating risks and (7) other factors discussed in the Partnership’s and the Corporation’s Form 10-K’s for the year ended December 31, 2005, Form 10-Q’s for the quarter ended March 31, 2006, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
(Tables follow)

CROSSTEX ENERGY, L.P.
Selected Financial & Operating Data
(All amounts in thousands except per unit numbers)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues
Midstream	$727,865	$619,432	$1,529,996	$1,158,996
Treating	15,983	11,040	30,549	20,947
Profit from Energy Trading Activities	807	333	1,230	851

	744,655	630,805	1,561,775	1,180,794

Cost of Gas
Midstream	676,370	594,482	1,431,938	1,110,898
Treating	2,056	1,711	4,489	3,204

	678,426	596,193	1,436,427	1,114,102

Gross Margin	66,229	34,612	125,348	66,692

Operating Expenses	22,840	12,178	44,801	23,722
General and Administrative	10,919	7,750	22,275	14,211
(Gain) Loss on Derivatives	3,925	(66)	1,766	407
Gain on Sale of Property	(160)	(120)	(109)	(164)
Depreciation and Amortization	18,708	7,370	35,758	14,306

Total	56,232	27,112	104,491	52,482

Operating Income	9,997	7,500	20,857	14,210

Interest Expense and Other	(11,891)	(2,874)	(20,402)	(6,213)

Net Income Before Minority Interest and Taxes	(1,894)	4,626	455	7,997

Minority Interest in Subsidiary	(101)	(88)	(182)	(225)
Income Tax Provision	(264)	(54)	(298)	(108)

Net Income before Cumulative Effect of Accounting Change	(2,259)	4,484	(25)	7,664

Cumulative Effect of Accounting Change	—	—	689

Net Income	$(2,259)	$4,484	$664	$7,664

General Partner Share of Net Income	$3,890	$1,205	$8,056	$3,226

Limited Partners Share of Net Income	$(6,149)	$3,279	$(7,392)	$4,438

Net Income per Limited Partners’ Unit Before Accounting Change:
Basic	$(0.23)	$0.18	$(0.31)	$0.25

Diluted	$(0.23)	$0.17	$(0.31)	$0.24

Weighted Average Limited Partners’ Units Outstanding:
Basic	26,572	18,124	26,064	18,111

Diluted	26,572	18,880	26,064	18,819

CROSSTEX ENERGY, L.P.
Reconciliation of Net Income to Distributable Cash Flow
(All amounts in thousands except ratios)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net Income (loss)	$(2,259)	$4,484	$664	$7,664
Depreciation and Amortization (1)	18,637	7,301	35,616	14,175
Stock-Based Compensation	2,238	1,240	3,883	1,516
Gain (Loss) on Sale of Property	—	(120)	—	(164)
Proceeds from Sale of Property (2)	—	1,920	—	3,913
Financial Derivatives Mark-to-Market	4,069	—	4,293	—
Cummulative Effect of Acctg. Change	—	—	(689)	—
Deferred Tax Expense (benefit)	236	(95)	291	(190)

Cash Flow	22,921	14,730	44,058	26,914

Amortization of Put Premiums	(1,065)	—	(1,687)	—
Maintenance Capital Expenditures	(1,710)	(1,375)	(2,729)	(2,489)

Distributable Cash Flow	$20,146	$13,355	$39,642	$24,425
Minimum Quarterly Distribution (MQD)	$6,785	$4,628	$13,558	$9,247
Distributable Cash Flow/MQD	2.97	2.89	2.92	2.64
Actual Distribution	$19,724	$10,920	$38,893	$21,457
Distribution Coverage	1.02	1.22	1.02	1.14

Distributions per Limited Partner Unit	$0.54	$0.47	$1.07	$0.93

(1)	Excludes minority interest share of depreciation and amortization of $72,000 and $143,000 for the three and six months ended June 30, 2006, respectively and $69,000 and $131,000 for the three months and six months ended June 30, 2005.

(2)	The 2005 periods include a deposit from the contracted sale of equipment.

CROSSTEX ENERGY, L.P.
Operating Data

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2006		2005	2006		2005
Pipeline Throughput (MMBtu/d)
South Texas	461,000		439,000	427,000		438,000
LIG Pipeline & Marketing	698,000		612,000	645,000		616,000
North Texas (1)	60,000		—	60,000		—
Other Midstream	175,000		114,000	165,000		121,000

Total Gathering & Transmission Volume	1,394,000		1,165,000	1,297,000		1,175,000
Natural Gas Processed
MMBtu/d	1,970,000	(2)	486,000	1,870,000	(2)	448,000
Commercial Services Volume (MMBtu/d)	173,000		194,000	182,000		185,000
Treating Plants in Service (3)	160		100	160		100

(1)	The North Texas Pipeline was placed in service April 1, 2006. Volumes for the six months ended June 30, 2006 are only for the period the pipeline was in service.

(2)	Includes South Louisiana Processing volumes after November 1, 2005.

(3)	Plants in Service represents plants in service on the last day of the quarter.

CROSSTEX ENERGY, INC.
Selected Financial & Operating Data
(All amounts in thousands except per share numbers)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues
Midstream	$727,865	$619,432	$1,529,996	$1,158,996
Treating	15,983	11,040	30,549	20,947
Profit from Energy Trading Activities	807	333	1,230	851

	744,655	630,805	1,561,775	1,180,794

Cost of Gas
Midstream	676,370	594,482	1,431,938	1,110,898
Treating	2,056	1,711	4,489	3,204

	678,426	596,193	1,436,427	1,114,102

Gross Margin	66,229	34,612	125,348	66,692

Operating Expenses	22,856	12,183	44,826	23,731
General and Administrative	11,545	8,144	23,377	14,824
(Gain) Loss on Derivatives	3,925	(66)	1,766	407
Gain on Sale of Property	(160)	(120)	(109)	(164)
Depreciation and Amortization	18,720	7,384	35,789	14,330

Total	56,886	27,525	105,649	53,128

Operating Income	9,343	7,087	19,699	13,564

Interest Expense and Other	(10,198)	(2,737)	(18,599)	(5,999)

Income Before Income Taxes and Interest of Non-controlling Partners in the Partnership’s Net Income	(855)	4,350	1,100	7,565

Income Tax Provision	1,238	1,047	10,572	2,034
Gain on Issuance of Units of the Partnership	—	—	(18,955)	—
Interest of Non-controlling Partners in the Partnership’s Net Income (Loss)	(3,734)	1,557	(4,821)	2,213

Net Income Before Cummulative effect of Change in Accounting Principle	1,641	1,746	14,304	3,318

Cummulative effect of Change in Accounting		—	170	—

Net Income	$1,641	$1,746	$14,474	$3,318

Net Income per Common Share Before Accounting Change:
Basic Earnings per Common Share	$0.13	$0.14	$1.12	$0.26

Diluted Earnings per Common Share	$0.13	$0.14	$1.11	$0.26

Weighted Average Shares Outstanding:
Basic	12,791	12,736	12,777	12,542

Diluted	12,954	12,878	12,930	12,929

Dividends Per Common Share	$0.62	$0.43	$1.22	$0.84